                           OFFER TO PURCHASE CONTRACT

         THIS OFFER TO PURCHASE CONTRACT, (the "Contract"), made as of the 16th day of April 1999, by and between YAGER-KUESTER PUBLIC FUND LIMITED PARTNERSHIP (hereinafter referred to as "Seller"), and CAP CARE GROUP, INCORPORATED, a North Carolina Corporation having its principal place of business at 8700 Oak Spring Lane, Colfax, North Carolina 27235 (hereinafter referred to as "Purchaser"), or its assigns.

                                   WITNESSETH:

         In consideration of the mutual covenants and other considerations herein contained, Seller does hereby agree to sell and Purchaser does hereby agree to purchase those certain tracts or parcels of real property consisting of two one-story office buildings of approximately 23,500 and 20,426 rentable square feet of office space located on Albemarle Road in Charlotte, North Carolina, and being more fully described on Exhibit "A" attached hereto and incorporated herein (said real property, together with all improvements thereon and with all easements and appurtenances thereunto belonging, are hereinafter referred to collectively as the "Property"). Such sale and purchase shall be on the following terms and conditions:

         1. Purchase Price. The following price of the Property shall be Two Million Five Hundred Twenty Five Thousand Dollars ($2,525,000.00), said purchase price to be payable as follows:

         (a) The sum of One Hundred Thousand Dollars ($100,000.00) as earnest money to be paid upon the acceptance of this contract. Said earnest money to be held by a mutually agreed upon escrow agent, for the full and faithful performance of the terms and conditions of this Contract; and

         (b) The sum of Two Million Four Hundred Twenty Five Thousand Dollars ($2,425,000.00) in cash at closing.

         2. Closing.

         (a) The purchase and sale hereunder shall be closed on or before June 10, 1999, or, the date in which the Partnership approval as described in section 3(a) hereof has been obtained, but in no event later than June 18, 1999, at a time and place mutually agreed upon between Purchaser and Seller. At closing, Seller shall pay the cost of preparation of a deed. Purchaser shall pay the cost of recording the general warranty deed, any settlement fees that may be charged by the title company for closing, and any other expenses incurred by it in connection with the closing such as survey, title examination, inspections, recording, transfer taxes and fees, and title insurance premium. Seller and Purchaser shall each pay their respective attorneys fees. All real estate taxes, assessments and similar charges of

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any kind, ad valorem taxes, rents, and all other items of income and expense
(including utilities) in connection with the operation of the Property shall be prorated between Seller and Purchaser as of the day of closing.

         (b) At the closing each party hereto shall execute and deliver all documents necessary to effect and complete the closing, including, but not limited to, the following documents to be executed and delivered by Seller to
Purchaser:

                  (i) A general warranty deed from, Seller conveying good and marketable fee simple title to the Property, free and clear of all liens, restrictions and encumbrances, other than (A) easements, restrictions, and rights of way which do not materially affect the value of the Property, (B) the tenant leases described in Exhibit "C" attached hereto and incorporated herein (the "Tenant Leases"), (C) any new tenant leases entered into by Seller, (D) the lien of ad valorem taxes for 1999, and (E) any exceptions to title which cannot be satisfied by the payment of money.

                  (ii) An assignment of leases from Seller conveying all right, title and interest of Seller in and to the Tenant Leases. Purchaser shall assume the obligations of landlord under such leases arising from and after the date of closing;

                  (iii) Seller agrees to pay any balance owing, as of the date of this Contract, toward tenant up-fitting allowances,

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required to be paid by Seller under the provisions of the Tenant Leases;

                  (iv) An owner's affidavit, together with such other evidence as may be reasonably required by the title company insuring Purchaser's fee simple title to the Property;

                  (v) A general assignment of (A) all right, title and interest, if any, of Seller in and to all warranties and guaranties if any presently in effect with respect to the Property and/or the Equipment (as defined below in subparagraph (vii)) and (B) all rights of Seller, if any, in and to all data, plans, and specifications related to the Property, without any warranty as to the completeness, adequacy or accuracy of same;

                  (vi) An affidavit, stating Seller's U.S. taxpayer identification number and that Seller and all persons holding beneficial interests in the Property are "United States Persons," as defined by Internal Revenue Code Section 1445 (f) (3) and Section 7701(g); and

                  (vii) A Bill of Sale for all personal property (the "Equipment"), if any, located on the property and owned by Seller.

         (c) In addition to the execution of the foregoing closing documents, Seller shall also deliver to Purchaser the following items at closing;

                  (i) All original Tenant Leases pertaining to the

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Property, together with all original related written modifications and amendments thereto (such items to be provided on or before April 21, 1999) and certified rent roll current as of the first day of the month in which the closing occurs, to the extent Seller is in possession of such original documents.

                  (ii) Estoppel Certificates from all tenants in substantially the form set forth on Exhibit "E" attached hereto and incorporated herein by reference, together with a certification from Seller as to the current status of each Tenant Lease and, to the best of Seller's knowledge, any changes in the status of each such lease from that stated in the aforesaid Estoppel Certificates. The parties acknowledge that Seller shall use its best efforts to obtain the Estoppel Certificates, and delivery of such Certificates is not a condition to closing.

                  (iii) All keys to the Property and every lock thereon in the possession of Seller.

                  (iv) A copy of Seller's most recent as-built survey of the Property, if Seller has a survey of the Property in his possession.

                  (v) Instruments reasonably satisfactory to Purchaser reflecting the proper authority of Seller to consummate the transaction contemplated by this Contract.

                  (iv) All engineering and non-proprietary architectural data and materials related to the improvements in

                                     Page 5


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Seller's possession.

         3. Seller Warranties and Representations. Seller does hereby warrant and represent to Purchaser as follows:

         (a) Title. Seller owns good fee simple title to the Property, free and clear of all liens, restrictions and encumbrances, except for those matters listed in paragraph 2(b) (i) above. The Property is presently served by sanitary water supply, electricity and telephone adequate to serve the Property. To the best of Seller's knowledge, there are no encroachments on the Property other than those shown on the current survey, or as listed in the current title policy exceptions. To the best of Seller's knowledge, there is no action, suit or proceeding pending, threatened or, contemplated against the Property or affecting the Property, or the operation thereof. To the best of Seller's knowledge, there are no taxes, fees or assessments that are presently due, or that will or may become due prior to the closing date, and that will not be paid prior to their due date.

         (b) Contracts. Except as specifically set forth on Exhibit "B", Seller has not entered into any brokerage, service, supply, utility, maintenance, management, or other agreements which in any manner affect or otherwise relate to the Property, or which could entitle any broker or leasing agent to receive any commissions, fees, a percentage of rents or any other sums in connection with any lease encumbering the Property. Seller shall

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at Purchaser's option either terminate any one or more of such contracts or attend to the assignment of any one or more of such to Purchaser, at no expense to Purchaser, if such agreements are terminable or assignable without payment of any funds.

         (c) Tenancies. The rent roll attached hereto as Exhibit "D" sets forth all tenants presently in possession of the Property. True copies of the Tenant Leases, together with any written modifications thereof, shall be furnished by Seller to Buyer prior to April 21, 1999. To the best of Seller's knowledge, the Tenant Leases are in full force and effect; and have not been amended or modified except as shown on Exhibit "C". From the date hereof until the date of closing, Seller shall take no action, by act or omission, that would result in a default by Seller under, or a termination of any, of said tenant leases. To Seller's best knowledge, there are no defaults under any of said leases. Seller has not collected and will not collect any of the rents or other sums arising or accruing under any of said tenant more than thirty (30) days prior to the time when they shall become due. Each of such tenants has accepted possession of its respective demised Premises without reservation, and has commenced payment of rent in accordance with the terms of its respective lease. To the best of Seller's knowledge, there are no defaults on the part of the landlord under any of said tenant leases. To the best of Seller's knowledge, there are no defaults

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of any nature on the part of the tenant under any of the leases affecting the
Property. To the best of Seller's knowledge, except for the tenancies described on the attached Exhibit "C" the Property is not subject to any lease or claim of tenant in possession. So long as this Contract remains in force, Seller will not lease all or any portion of the Property, or enter into any agreement granting to any person any right with respect to the Property, of any portion thereof, or alter, amend or modify the terms of said existing tenant leases without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Except as otherwise provided in the Tenant Leases, the Tenant Leases are assignable without the consent of any party other than the permanent lender on the Property.

         (d) Legal Compliance Insurance/Improvements. Seller has not received any written notice that the Property, and the use of the Property does not comply with any applicable codes, ordinances, laws, restrictions, restrictive covenants, rules and regulations of all governmental authorities having jurisdiction affecting the Property, including, but not limited to environmental protection laws and hazardous waste and substance related laws. To the best of Seller's knowledge, the Property is zoned and is in compliance with all applicable zoning and use ordinances, regulations and laws. To the best of Seller's

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knowledge Seller has not done, and Seller will exert his best efforts not to do or permit anything which would cancel, terminate, reduce or interfere with the validity, effectiveness or good standing of any existing warranties or guarantees on the structures, insurance, improvements and equipment constituting the Property. Seller was, is, and has been continuously insured against public liability, and casualty loss in amounts of coverage no less than $1,000,000 (liability) and $1,000,000 (casualty) during its ownership of the Property and Seller will maintain such coverage to the date of closing. Seller has received no notice from any insurance company or governmental agency of any material defects or any material inadequacies in connection with the Property or the operation of the same.

         (e) Seller's Authority and Tax Status. Seller has full right, power and authority to enter into this Contract and consummate the transactions contemplated hereby. The person executing this Contract has full right, power and authority on behalf of the Seller to execute this Contract and to consummate the transaction contemplated hereby. This paragraph (e) is subject to the Seller's obtaining the consent of the majority of its limited partners in accordance with its limited partnership agreement.

         (f) Seller has not placed, and to its best knowledge, there are not any hazardous wastes, asbestos or other toxic

                                     Page 9


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materials located on the Property.

         4. Purchaser's Warranties and Representations. Purchaser does hereby warrant and represent to Seller as follows:

         (a) Purchaser has full right, power and authority to enter into this Contract and consummate the transactions contemplated hereby. The person executing this Contract on behalf of Purchaser has full right and authority on Purchaser's behalf to execute this Contract and to consummate the transactions contemplated hereby.

         (b) There are no legal actions, suits or other legal or administrative proceedings pending or, to Purchaser's best actual knowledge, threatened against Purchaser which are reasonably likely to have a material adverse effect on Purchaser's ability to consummate the transaction contemplated by this Contract.

         5. Conduct Prior to Closing. At all times prior to closing, Seller shall continue to conduct business with respect to the Property in the same manner in which said business has been heretofore conducted and, except as otherwise expressly provided in this Contract, shall not, without the prior written consent of Purchaser, which consent shall note be unreasonably withheld, enter into any new tenant leases, modify or extend any currently existing lease, make capital improvements to the Property in excess of $2,000.00 per occurrence, or enter into any contract which may obligate Purchaser in any way whatsoever.

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

         6. Inspection. During the term of this contract, without interfering with normal operation of the Property, and subject to Purchaser providing prior notice of inspection visits, Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right, to enter upon the Property to inspect, examine, survey, obtain engineering inspections, appraise and otherwise do that which, in the opinion of Purchaser, is necessary to determine the boundaries, acreage and condition of the Property and the equipment and to determine the suitability of the Property for the uses intended by Purchaser. Purchaser shall leave the Property in the same condition as existed prior to any such entry, and shall indemnify and hold Seller harmless from any loss, cost, expense, damage, or injury arising out of, or related to such entry, provided the obligation herein shall survive closing or any termination of this Contract, notwithstanding any liquidated damage provisions.

         7. Conditions to Closing. The obligations of Purchaser hereunder are subject to the truth and accuracy as of the date of closing of each and every warranty or representation made herein by Seller. The Purchaser shall have thirty (30) days from the date of acceptance of this Contract by Seller, to inspect the Property, review the Tenant leases, and perform its due diligence in connection with this Contract. Purchaser may terminate this Contract, in its sole discretion, at any time prior to the thirty

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(30) days Seller has executed the Contract, with a full refund of all earnest money previously placed with an Escrow agent.

         8. Default and Remedies.

         (a) Seller's Remedies. If Purchaser defaults under the terms of the Contract, the earnest money together with interest earned thereon, if any, shall be paid by the intermediary or escrow agent to Seller as liquidated damages as Seller's sole remedy. The provisions herein contained for liquidated and agreed-upon damages are bona fide provisions for such and are not a penalty, the parties agreeing that by reason of Seller binding himself to the sale of the Property and by reason of the withdrawal of the Property from sale at a time when other parties would be interested in acquiring them, that Seller will have sustained damages if Purchaser defaults, which damages will be substantial but will not be capable of determination with mathematical precision. Therefore, this provision for liquidated and agreed-upon damages has been incorporated in this Contract as a provision beneficial to both parties, and upon such payment by Escrow Agent to Seller, Seller and Purchaser release each other from any and all claims, liabilities, damages, or causes of actions, known or unknown, it may have against the other party, either in contract or tort, all for the purpose of resolving any disputes which may exist between the parties.

         (b) Purchaser's Remedies. In the event Seller should

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default in the performance of any of its covenants contained herein, Purchaser shall have the option to declare this Contract null and void, or to seek specific performance. In the event the Purchaser exercises its option to declare the Contract voided, then all earnest monies, together with accrued interest thereon, deposited hereunder shall be promptly returned to the Purchaser by escrow agent. Notwithstanding any provision herein to the contrary, in the event Seller is unable to deliver the quality of title call for in the Contract, then the sole remedy of Purchaser shall be to terminate the Contract and receive a return of the earnest money, except for the following defects: (a) monetary liens, or (b) changes in the status of title caused by Seller subsequent to the date of the Contract; as to either of these defaults, specific performance is also available.

         9. Brokerage. Purchaser does hereby indemnify and agree to hold Seller harmless from and against any and all claims, commissions, expenses and fees or other charges, except for those agreed to in this paragraph, relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm or entity as the result of any of Purchaser's acts or the acts of Purchaser's representatives except as set out herein. Seller does hereby indemnify and agree to hold Purchaser harmless from and against any and all claims, commissions, expenses and fees or other charges, except for those agreed to in

                                     Page 13


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this paragraph, relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm or entity as the result of any of Seller's acts or the acts of their representatives except as set out herein. This mutual indemnity shall survive the closing or any termination of the Contract, notwithstanding any limitation on remedies set forth in paragraph 8. Purchaser and Seller agree that no party has acted as a Real Estate Broker in this transaction except Tribek Properties, Inc. (as "Seller's Broker"), and Southwind Properties, Inc. (as "Purchaser's Broker"). As "Purchaser's Broker", Southwind Properties, Inc., shall be paid a commission out of the proceeds of the sale, at the closing of this transaction and according to the agreement between Tribek Properties, Inc. and Southwind Properties, Inc.

         10. Section 1031 Exchange. The Parties understand and agree that this purchase by Purchaser is part of a IRS Code Section 1031 tax-free exchange. Seller hereby agrees to cooperate and assist Purchaser in executing any and all documents required by Purchaser to effectuate its Section 1031 tax-free exchange, so long as said actions do not impose any additional expense or liability upon Seller.

         11. Notices. Ail notices and elections permitted or required to be made under this Contract shall be in writing, signed by the party giving such notice or election, and shall be

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delivered personally or sent by expedited delivery service (such as Federal
Express) or registered or certified mail to the other party hereto.

         12. Indemnity. Seller indemnifies and holds the Purchaser harmless from any liability arising out of incidents on the Property or involving any tenant or contractor or materialman occurring prior to closing except where Purchaser, its agents, or employees is responsible for, or contributes to such liability by its or their action or inaction. Purchaser likewise indemnifies and holds Seller harmless from any liability arising out of incidents on the Property or involving any tenant or contractor or materialman occurring after closing except where Seller is responsible, or contributes to such liability by its action or inaction. This mutual indemnity shall survive the Closing, or any termination of the Contract, notwithstanding any limitation or remedies set forth in paragraph 8.

         13. Casualty and Condemnation.

         (a) At the closing of the purchase and sale hereunder, Seller shall deliver to Purchaser the improvements located on the Property in the same condition as exists as of the date of this Contract, normal wear and tear excepted. If said improvements or Equipment, or any material and substantial portion thereof (i.e. 25% or more) is destroyed by fire or other casualty prior to the closing hereunder, then, at the option of Purchaser

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                  (i) this Contract shall terminate whereupon no party hereto shall have any further right, liabilities or obligations hereunder, or

                  (ii) this Contract shall remain in full force and effect, and Seller, at the time of closing hereunder, shall transfer and assign to Purchaser all of Seller's right, title and interest in and to the insurance proceeds received or to be received by reason of such damage or destruction, said option to be exercisable by Purchaser by delivering to Seller written notice of such exercise on or before the fifteenth (15th) day following the date on which Purchaser receives from Seller written notice of such damage or destruction, but in no event later than the date of closing hereunder.

         (b) If, at any time prior to closing hereunder, any action or proceeding is filed or threatened, under which the Property, or any material and substantial portion thereof may be taken pursuant to any law, ordinance or regulation or by condemnation or the right of eminent domain Purchaser may, at its election, terminate this Contract and no party hereto shall have any further rights, liabilities or obligations hereunder.

         14. Term This Contract shall expire unless accepted by Seller, and notice of acceptance is received by Purchaser at 5:00 o'clock p.m. Monday April 19, 1999.

         15. Miscellaneous.

                                     Page 16


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              (a) This Contract shall be binding upon and shall inure to the benefit of Seller and Purchaser, their respective successors, successors-in-title, legal representatives, heirs and assigns. This Contract shall be construed and enforced in accordance with the laws of the State of North Carolina. If any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof. This Contract may not be modified except by written modification, executed by all parties hereto. All titles or captions of the paragraphs set forth in this Contract are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Contract, or the intent of any provision hereof. The indemnities contained in this Contract shall survive the closing for a period of one (1) year from the date of closing. The representations and warranties herein set forth shall be true and correct and shall be deemed to be restated on the date of closing unless specifically modified by written Contract or by other documents delivered at closing, or waived by either Purchaser or Seller at closing. Neither party shall make, without the prior written approval of the other, any public announcement or advertisement referring in any manner whatsoever to the purchase and sale of the Property by Seller to Purchaser until after the date of the closing.

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              (b) This document constitutes the Contract between the parties in respect to the transaction contemplated hereby and supersedes all prior agreements, arrangements and undertakings relating to the subject matter hereof. No covenant or condition not expressed in this Contract or the related closing documents shall affect or be effective to interpret, change or restrict this Contract or such documents.

IN WITNESS WHEREOF, the Buyer have caused this Contract to be executed under seal as of the day and year first above written.

ACCEPTED BY SELLER, this the 19th day of April, 1999.

                                               SELLER: YAGER-KUESTER PUBLIC FUND

                                               By: /s/ Faison S. Kuester
                                                  ------------------------------
                                               Title: Managing General Partner

WITNESS:
By: /s/Jackson M. Smith
   --------------------
                                               PURCHASER: CAP CARE GROUP, INC.
                                               By: /s/ Robert S. Parker
                                                  ------------------------------
                                                   President
ATTEST:


BY:/s/ Glenda Slaughter
   --------------------
    Secretary

                                    EXHIBIT A

                            Real Property Description

                 To be supplied by Seller on or before April 21, 1999.

                                    EXHIBIT B

                            CONTRACTS AND AGREEMENTS


                  To be provided by Seller by April 21, 1999.

                                    EXHIBIT C

                                  TENANT LEASES

                  To be provided by Seller by April 21, 1999.

                                    EXHIBIT D

                               CERTIFIED RENT ROLL

                  To be provided by Seller by April 21, 1999.

                                    EXHIBIT E

                         STANDARD ESTOPPEL CERTIFICATE

Cap Care Group, Inc.
c/o Mr. T. Paul Hendrick
Attorney at Law
723 Coliseum Drive, Suite 101
Winston Salem, North Carolina 27106

The undersigned Tenant has been advised that Cap Care Group, Inc. is about to purchase Landlord's fee interest in the property know as Eastpark Executive Center located in Charlotte, North Carolina (the "Project"), in which tenant leases approximately _____ square feet of space. As the present owner and holder of the Tenant's interest under the Lease described in Exhibit B attached hereto (the "Lease"), the undersigned hereby represents to you that as of the date hereof:

         (i) the Lease has not been modified or amended, except as specifically set forth in Exhibit A,

         (ii) the Lease is in full force and effect and the term thereof commenced on _________ pursuant to the provision thereof,

         (iii) the premises demised under the Lease have been completed and the undersigned has accepted and taken possession of the same on a rent- paying basis,

         (iv) neither the undersigned nor the Landlord under the Lease is in default under any of the terms, covenants or provisions of the Lease and the undersigned knows of no event which, but for the passage of time or the giving of notice, or both, would constitute an event of default under the Lease by undersigned Landlord thereunder,

         (v) neither the undersigned nor the Landlord under the Lease has commenced any action or given or received any notice for the purpose of terminating the Lease,

         (vi) all rents, additional rents and other sums due and payable under the Lease have been paid in full and no rents, additional rents or other sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof,


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

         (vii) there are not offsets and claims or defenses to the payment of the rents, additional rents, or other sums payable under the Lease, or to the enforcement of any other terms of the Lease,

         (viii) the undersigned has no option or right of first refusal to purchase the premises demised under the Lease or any portion thereof,

         (ix) tenant has no cause of action and knows of no cause of action which involves or may involve the Landlord.

The Tenant hereby acknowledges and agrees that Cap Care Group, Inc., or its assigns, and Landlord shall be entitled to rely on this Certificate in purchasing and selling the Project, and such purchase and sale shall be deemed good and valuable consideration of the Tenant for the certifications made herein.

Very truly yours,



_______________________ (Tenant Name)

_______________________ (Signature Line)

_______________________ (Name and Title of Authorized
                         Person Signing)

_______________________ (Date Signed)





                                    Page 24